Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Closes on the Acquisition of the 14.9 Megawatt

Bridgeport Fuel Cell Park from Dominion Energy

•	Increases the Company’s generation portfolio to 26.1 megawatts
•	Fuel cell park is one of the largest producers of renewable energy credits in CT
•	Financing provided by Liberty Bank, Fifth Third Bank and the Connecticut Green Bank

DANBURY, CT – May 13, 2019- - FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in delivering clean, innovative and affordable fuel cell solutions for the supply, recovery and storage of energy, today announced that it has closed on the acquisition of the 14.9 megawatt fuel cell park in Bridgeport, CT with Dominion Energy.  FuelCell Energy developed, constructed and commissioned the Bridgeport fuel cell park in December of 2013. Since its commissioning, FuelCell Energy has operated and maintained the plant under a service agreement with Dominion Energy.

FuelCell Energy will own and operate the plant as part of its generation portfolio. The transaction includes:

•	Added annual revenue in excess of $15 million per year;
•	Delivering EBITDA margins in excess of 50%, and
•	Progressive step for FuelCell Energy’s earnings per share.

Under the terms of the agreement, FuelCell Energy acquired 100% of the equity interest in Dominion Bridgeport Fuel Cell, LLC, from Dominion Generation, Inc., the original owner of the 14.9 MW project asset.

"The addition of this project asset to our generation portfolio is a major step towards our long-term strategy to diversify our generation portfolio, transitioning FuelCell Energy into a services focused business that delivers recurring revenue with strong EBITDA margins for our stockholders,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy, Inc. “We certainly extend our appreciation to Liberty Bank, Fifth Third Bank, and the Connecticut Green Bank for their support and recognition of the social and economic benefits our fuel cell solutions deliver.”

Total cash consideration paid was $35.4 million. FuelCell Energy funded the acquisition with a combination of third party financing and $15 million of restricted cash on hand that was tied to the project and released at closing. Liberty Bank and Fifth Third Bank jointly provided the senior project-level debt facility of $25 million, while the Connecticut Green Bank provided additional subordinated capital.

“We are pleased to assist FuelCell Energy in securing competitive bank acquisition funding for the Bridgeport project,” said Bert Hunter, Chief Investment Officer, Connecticut Green Bank. “This financing demonstrates once again FuelCell Energy’s ability to attract traditional project finance capital from commercial banks long available to solar, wind and hydro.”

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) delivers efficient, affordable and clean solutions for the supply, recovery and storage of energy.  We design, manufacture, undertake project development of, install, operate and maintain megawatt-scale fuel cell systems, serving utilities and industrial and large municipal power users with solutions that include both utility-scale and on-site power generation, carbon capture, local hydrogen production for transportation and industry, and long duration energy storage.  With SureSource™ installations on three continents and millions of megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader in designing, manufacturing, installing, operating and maintaining environmentally responsible fuel cell power solutions.  Visit us online at www.fuelcellenergy.com and follow us on Twitter @FuelCell_Energy.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:	Contact: FuelCell Energy 203.205.2491 ir@fce.com Source: FuelCell Energy

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